Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

Contact:    Tim Wesley at (412) 825-1543

Wabtec Announces $50 Million Share Repurchase Program

WILMERDING, Pa., July 31, 2006 — Wabtec Corporation (NYSE: WAB) today announced that its Board of Directors has authorized the repurchase of up to $50 million of the company’s outstanding shares. The company intends to purchase these shares on the open market or in negotiated or block trades. No time limit was set for the completion of the program, which qualifies under the company’s current credit agreement as well as the bond indenture for its currently outstanding debt.

“Our operations continue to perform very well, with significantly improved operating margins, and strong earnings and cash flow,” said Albert J. Neupaver, Wabtec president and chief executive officer. “The decision by our Board to initiate this share repurchase program reflects their confidence in our long-term prospects. We have the necessary liquidity to enable us to simultaneously invest in areas which will produce future growth as well as this repurchase program. We have set forth ambitious growth targets for the next five years and are committed to meeting them.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance.

This press release contains forward-looking statements, such as the statements regarding the company’s growth targets. The company’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight rail or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.